Exhibit 1.2

Consolidated Financial Statements
(Expressed in thousands of Canadian dollars)

CARDIOME  PHARMA  CORP.

As at and for the years ended December 31, 2009 and 2008

MANAGEMENT’S REPORT

The accompanying consolidated financial statements of Cardiome Pharma Corp. are the responsibility of management and have been approved by the Board of Directors.  The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles, and where appropriate, reflect management’s best estimates and assumptions based upon information available at the time that these estimates and assumptions were made.

Management is responsible for establishing and maintaining a system of internal controls over financial reporting designed to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control.  The Board of Directors exercises this responsibility principally through the Audit Committee.  The Audit Committee consists of directors not involved in the daily operations of the Company.  The Audit Committee is responsible for engaging the external auditor and reviewing the financial statements prior to their presentation to the Board of Directors for approval. The Audit Committee meets with management and the external auditors to satisfy itself that management’s responsibilities are properly discharged.

The company’s external auditors, who are appointed by the shareholders, conducted an independent audit in accordance with Canadian generally accepted auditing standards and express their opinion thereon.

/s/Doug Janzen	/s/Curtis Sikorsky
President and CEO	Chief Financial Officer

March 8, 2010	March 8, 2010

AUDITORS’ REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Cardiome Pharma Corp. (the “Company”) as at December 31, 2009 and 2008 and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 8, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

“SIGNED KPMG LLP”

Chartered Accountants

Vancouver, Canada
March 8, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Cardiome Pharma Corp.

We have audited Cardiome Pharma Corp. (the “Company")’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting presented in the section entitled “Internal Controls over Financial Reporting” included in Management’s Discussion and Analysis of financial condition and results of operations.  Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have conducted our audits on the consolidated balance sheets of the Company as at December 31, 2009 and 2008 and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Our report dated March 8, 2010 expressed an unqualified opinion on those consolidated financial statements.

“SIGNED KPMG LLP”

Chartered Accountants

Vancouver, Canada
March 8, 2010

CARDIOME PHARMA CORP.
Consolidated Balance Sheets
(Expressed in thousands of Canadian dollars)

December 31, 2009 and 2008

	2009	2008
		(Restated -
		note 3(a))

Assets

Current assets:
Cash and cash equivalents (notes 7 and 12)	$49,680	$37,142
Accounts receivable	1,501	595
Prepaid expenses and other assets	521	1,324
	51,702	39,061

Property and equipment (note 8)	2,782	3,725
Intangible assets (note 9)	16,312	18,535
	$70,796	$61,321

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accrued liabilities (note 10)	$8,007	$11,503
Deferred revenue (note 15(b))	36,992	-
Current portion of deferred leasehold inducement (note 11)	223	206
	45,222	11,709

Deferred leasehold inducement (note 11)	732	893

Shareholders’ equity:
Common shares (note 13)
Authorized - unlimited number with no par value
Issued and outstanding - 60,513,911 (2008 - 63,762,296)	322,329	327,986
Preferred shares (note 13(a)(c))
Authorized - unlimited number with no par value
Issued and outstanding - Nil (2008 - 2,272,727)	-	25,181
Contributed surplus	33,192	24,955
Deficit	(330,679)	(329,403)
	24,842	48,719

	$70,796	$61,321

Nature of operations (note 1)
Commitments and contingencies (notes 14 and 18)

See accompanying notes to the consolidated financial statements.

Approved on behalf of the Board:

/s/ Peter W. Roberts	/s/ Harold H. Shlevin
Director	Director

CARDIOME PHARMA CORP.
Consolidated Statements of Operations and Comprehensive Loss
(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended December 31, 2009 and 2008

	2009	2008
		(Restated -
		note 3(a))

Revenue:
Licensing and other fees (note 15)	$53,780	$224
Research collaborative fees (note 15)	892	1,380
	54,672	1,604

Expenses:
Research and development	30,493	49,165
General and administration	17,011	17,170
Amortization	3,259	3,759
Write-down of intangible assets (note 9)	-	686
	50,763	70,780

Operating income (loss)	3,909	(69,176)

Other income (expenses):
Interest and other income	256	655
Foreign exchange gain (loss)	(5,441)	8,159
	(5,185)	8,814

Net loss for the year	(1,276)	(60,362)

Other comprehensive income, net of income taxes:
Reclassification adjustment for realized loss included in net loss	-	10
	-	10

Comprehensive loss for the year	$(1,276)	$(60,352)

Basic and diluted loss per common share	$(0.02)	$(0.95)

Weighted average number of common shares outstanding	63,259,871	63,749,262

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.
Consolidated Statements of Shareholders’ Equity
(Expressed in thousands of Canadian dollars)

Years ended December 31, 2009 and 2008

	2009	2008
		(Restated -
		note 3(a))

Common shares:
Balance, beginning of year	$327,986	$327,835
Conversion of preferred shares to common shares (note 13(c))	25,181	-
Repurchase and cancellation of shares (note 13 (b)(i))	(34,553)	-
Issued upon exercise of options	3,153	121
Reallocation of contributed surplus arising from stock-based compensation related to the exercise of options	562	30

Balance, end of year	322,329	327,986

Preferred shares:
Balance, beginning of year	25,181	-
Issuance of preferred shares, net of issuance costs (note 13(c))	-	25,181
Conversion of preferred shares to common shares (note 13(c))	(25,181)	-

Balance, end of year	-	25,181

Contributed surplus:
Balance, beginning of year	24,955	21,927
Stock option expense recognized	3,825	3,058
Excess of assigned value over purchase price of shares repurchased and cancelled (note 13(b)(i))	4,974	-
Stock option expense reclassified to share capital account upon exercise of stock options	(562)	(30)

Balance, end of year	33,192	24,955

Deficit:
Balance, beginning of year	(329,403)	(269,041)
Net loss for the year	(1,276)	(60,362)

Balance, end of year	(330,679)	(329,403)

Accumulated other comprehensive income (loss):
Balance, beginning of year	-	(10)
Other comprehensive income for the year	-	10

Balance, end of year	-	-

Total shareholders’ equity	$24,842	$48,719

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.
Consolidated Statements of Cash Flows
(Expressed in thousands of Canadian dollars)

Years ended December 31, 2009 and 2008

	2009	2008
		(Restated -
		note 3(a))

Cash provided by (used in):

Operations:
Net loss for the year	$(1,276)	$(60,362)
Add items not affecting cash:
Amortization	3,259	3,759
Stock-based compensation	3,825	3,058
Deferred leasehold inducement	(144)	(43)
Foreign exchange loss (gain)	4,444	(8,497)
Write-off of property and equipment	30	55
Write-down of intangible assets	-	686
Adjustment to reconcile net loss to net cash used in operating activities:
Accounts receivable	(1,241)	1,958
Prepaid expenses and other assets	793	297
Accounts payable and accrued liabilities	(2,295)	(5,691)
Deferred revenue	36,992	(224)
	44,387	(65,004)

Financing:
Issuance of common shares upon exercise of stock options	3,153	121
Net proceeds from issuance of preferred shares (note 13 (c))	-	25,181
Repurchase and cancellation of common shares (note 13(b)(i))	(29,579)	-
	(26,426)	25,302

Investing:
Purchase of property and equipment	(123)	(323)
Sale of short-term investments	-	157
	(123)	(166)
Foreign exchange gain (loss) on cash and cash equivalents held in foreign currencies	(5,300)	9,022

Increase (decrease) in cash and cash equivalents during the year	12,538	(30,846)

Cash and cash equivalents, beginning of year	37,142	67,988

Cash and cash equivalents, end of year	$49,680	$37,142

Supplementary cash flow information:
Interest paid	$14	$16
Interest received	38	793
Non-cash transaction:
Conversion of preferred shares to common shares (note 13(c))	25,181	-

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

1.	Nature of operations:

Cardiome Pharma Corp. (the Company) was incorporated under the Company Act (British Columbia) on December 12, 1986 and was continued under the laws of Canada on March 8, 2002. The Company is a life sciences company focused on developing proprietary drugs to treat or prevent cardiovascular diseases.

The Company has financed its cash requirements primarily from share issuances, payments from research collaborators and licensing fees. The Company’s ability to realize the carrying value of its assets is dependent on successfully bringing its technologies to market and achieving future profitable operations, the outcome of which cannot be predicted at this time. It may be necessary for the Company to raise additional funds for the continuing development of its technologies. These funds may come from sources which include accessing the credit facility available under the Company’s collaborative agreement (note 15(b)), entering into strategic collaboration arrangements, issuance of shares, or alternative sources of financing. However, there can be no assurance that the Company will successfully raise sufficient funds to continue the development of all its technologies.

2.	Significant accounting policies:

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP) and are presented in Canadian dollars.  A reconciliation of amounts presented in accordance with United States generally accepted accounting principles (U.S. GAAP) is detailed in note 19. The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

(a)	Principles of consolidation:

These consolidated financial statements include the accounts of Cardiome Pharma Corp. and its wholly-owned subsidiaries, Rhythm-Search Developments Ltd. (incorporated in Canada), Cardiome, Inc. (incorporated in the United States), Artesian Therapeutics, Inc. (incorporated in the United States), Cardiome Development AG (a company continued under the laws of Switzerland), and Cardiome UK Limited (incorporated in the United Kingdom). On February 28, 2009, its wholly-owned subsidiary, Cardiome Research and Development (Barbados), Inc. (incorporated in Barbados), was continued into Canada under the Canada Business Corporations Act and was amalgamated with Cardiome Pharma Corp on March 1, 2009. Material intercompany accounts and transactions have been eliminated on consolidation.

(b)	Use of estimates:

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts recorded in the consolidated financial statements. Significant areas requiring the use of estimates relate to the assessment of net recoverable value and

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

2.	Significant accounting policies (continued):

(b)	Use of estimates (continued):

amortization period of technology licenses, accrual of clinical trial expenses, reporting of revenue recognition, estimation of income tax and stock-based compensation. The reported amounts and note disclosure are determined using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned course of action. Actual results could differ from those estimates.

(c)	Foreign currency translation:

The Company follows the temporal method of accounting for the translation of foreign currency amounts, including those of its integrated foreign subsidiaries, into Canadian dollars. Under this method, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars using exchange rates in effect at the balance sheet date. All other assets and liabilities are translated at the exchange rates prevailing at the date the assets were acquired or the liabilities incurred. Revenue and expense items are translated at the monthly average exchange rate during the period. Foreign exchange gains and losses related to available-for-sale financial assets are recognized as part of other comprehensive income or loss as a separate component of equity of the balance sheet. All other foreign exchange gains and losses are included in the determination of the net income or loss for the period.

(d)	Cash equivalents:

The Company considers all highly liquid investments with an original maturity of 90 days or less, when acquired, to be cash equivalents, which are carried at fair value and are designated as held for trading.

(e)	Short-term investments:

The Company considers all highly liquid financial instruments with an original maturity greater than 90 days and less than one year to be short-term investments. Short-term investments are designated as either held for trading or available-for-sale at the time of purchase and are carried at fair value.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

2.	Significant accounting policies (continued):

(f)	Property and equipment:

Property and equipment are recorded at cost less accumulated amortization. Amortization is provided using the straight-line method over the following terms:

Asset	Rate

Laboratory equipment	5 years
Computer equipment	3 years
Office equipment	5 years
Leasehold improvements	Term of lease

(g)	Technology licenses:

Technology licenses acquired from third parties, which include licenses and rights to technologies, are initially recorded at fair value based on consideration paid and amortized on a straight-line basis over the estimated useful life of the underlying technologies of five to ten years.

The Company evaluates the recoverability of technology licenses on a quarterly basis based on the expected utilization of the underlying technologies. If the estimated net recoverable value, calculated based on undiscounted estimated future cash flows, is less than the carrying value of the underlying technology, then the carrying value is written down to its fair value. The amounts shown for technology licenses do not necessarily reflect present or future values and the ultimate amount recoverable will be dependent upon the successful development and commercialization of products based on these rights.

(h)	Leases:

Leases have been classified as either capital or operating leases. Leases which transfer substantially all the benefits and risks incidental to the ownership of assets to the Company are accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

(i)	Deferred leasehold inducements:

Deferred leasehold inducements represent tenant improvement allowances and rent-free periods that are accrued during the rent-free period. These inducements are amortized on a straight-line basis over the initial term of the lease as a reduction of rent expense.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

2.	Significant accounting policies (continued):

(j)	Revenue recognition:

The Company currently earns its revenue from collaboration arrangements that provide for non-refundable payments as follows:

•	upfront fees at the commencement of the arrangement;

•	milestone payments upon meeting certain milestones as contained in the related collaboration arrangement; and

•	fees based on the number of full time research staff assigned to related research activities and the recovery of related research and development costs.

Collaboration arrangements entered into by the Company may be revenue arrangements with multiple deliverables. The Company reviews multiple deliverable arrangements to identify separate units of accounting if the deliverables have standalone value and if objective evidence of fair value for the undelivered items exits. Revenues are allocated among the separate units based on their relative fair values or are otherwise recognized as a single unit of accounting when the deliverables do not have standalone value or if fair values of the undeliverable items are not determinable. Revenues recognized as a single unit of accounting during the period of ongoing involvement are deferred and amortized on a straight-line basis over the period of ongoing involvement. To the extent that the Company is entitled to upfront, milestone or other lump-sum payments during the period of ongoing involvement, the payments will be deferred and amortized on a straight-line basis over the remaining period of ongoing involvement of the Company. During this period, the Company will recognize revenue prospectively from the time milestone payments are achieved, services are performed or delivery criteria are met until the end of the amortization period. Subsequent to the period of ongoing involvement of the Company, upfront payments, milestone payments and fees based on the number of full time research staff will be recognized as detailed below:

The upfront fees are deferred and amortized straight-line over the expected term of the Company's continued involvement in the research and development process. Changes in estimates are recognized prospectively when changes to the expected term are determined.

Milestone payments are recognized as revenue when the milestones are achieved and these payments are due and are considered collectible. Specifically, the criteria for recognizing milestone payments are that (i) the milestone is substantive in nature, (ii) the achievement was not reasonably assured at the inception of the agreement, and (iii) we have no further involvement or obligation to perform associated with the achievement of the milestone, as defined in the related collaboration arrangement.

Fees based on the number of full time research staff assigned to related research activities and the recovery of related research and development costs are recognized in income to the

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

2.	Significant accounting policies (continued):

(j)	Revenue recognition (continued):

extent the services are performed, the consideration is collectible, and the amount of the fees are considered to represent the fair value of those services.

(k)	Research and development costs:

Research costs are expensed in the period incurred. Development costs are expensed in the period incurred unless the Company believes a development project meets generally accepted accounting criteria for deferral and amortization. No such costs have been deferred as at December 31, 2009 and 2008.

(l)	Clinical trial expenses:

Clinical trial expenses are a component of research and development costs and include fees paid to contract research organizations, investigators and other vendors who conduct certain product development activities on our behalf.  The amount of clinical trial expenses recognized in a period related to service agreements are based on estimates of the work performed using an accrual basis of accounting.  These estimates are based on patient enrollment, services provided and goods delivered, contractual terms and experience with similar contracts.  The Company monitors these factors to the extent possible and adjust our estimates accordingly.  Prepaid expenses or accrued liabilities are adjusted if payments to service providers differ from estimates of the amount of service completed in a given period.

(m)	Stock-based compensation and other stock-based payments:

The Company grants stock options to executive officers and directors, employees, and consultants pursuant to its stock option plan. The Company uses the fair value method of accounting for all stock-based awards granted, modified or settled during the period.  Compensation expense is recorded based on the fair value of the award at the grant date, amortized over the vesting period.

(n)	Future income taxes:

The Company accounts for income taxes using the liability method of tax allocation. Future income taxes are recognized for the future income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases. Future income tax assets and liabilities are measured using substantively enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income when a change in tax rates is substantively enacted.  Future income tax assets are evaluated periodically and if realization is not considered more likely than not, a valuation allowance is provided.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

2.	Significant accounting policies (continued):

(o)	Loss per common share:

Loss per common share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period.  Diluted loss per common share is equivalent to basic loss per share as the outstanding options are anti-dilutive.

3.	Changes in accounting policies:

(a)	Goodwill and Intangible Assets

On January 1, 2009, the Company retrospectively adopted the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3064, Goodwill and Intangible Assets, which replaced Section 3062, Goodwill and Other Intangible Assets, and Section 3450, Research and Development Costs. The new standard, which applies to fiscal years beginning on or after October 1, 2008, clarifies the recognition of intangible assets, including internally generated assets. The standard reinforces the principle-based approach to the recognition of assets only in accordance with the definition of an asset and the criteria for asset recognition.

The standard also provides guidance on the recognition and measurement of internally generated assets, including assets developed from research and development activities.

Upon adoption of this new standard, patent costs previously capitalized did not meet the new criteria for capitalization. The impact on the financial position of the Company was a decrease in intangible assets and an increase in deficit at December 31, 2008 and 2007 of $1,816 and $1,974, respectively, relating to patent costs capitalized in prior periods. The impact on the consolidated statements of operations and comprehensive loss for the year ended December 31, 2008 was an increase in research and development costs of $376, a decrease in amortization of $304, and a decrease in write-down of intangible assets of $230, resulting in an overall decrease in net loss of $158. The basic and diluted loss per common share remained unaffected as a result of the retrospective restatement.

(b)	Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

On January 1, 2009, the Company adopted the Emerging Issues Committee (EIC) Abstract No. 173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities (EIC - 173). EIC - 173 requires that an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. The accounting treatment of this Abstract is to be applied retrospectively without restatement of prior periods to all financial assets and liabilities measured at fair value in interim and annual financial statements for periods ending on or after January 20, 2009. The adoption of this Abstract did not have an impact on the Company’s consolidated financial statements.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

4.	Future changes in accounting policies:

On February 13, 2008, the Accounting Standards Board confirmed that the use of International Financial Reporting Standards (IFRS) will be required, for fiscal years beginning on or after January 1, 2011, for publicly accountable profit-oriented enterprises. After that date, IFRS will replace Canadian GAAP for those enterprises. IFRS uses a conceptual framework similar to Canadian GAAP, but there are significant differences on recognition, measurement and disclosures.

The Canadian Securities Administrators’ (CSA) National Instrument 52-107, Acceptable Accounting Principles, Auditing Standards and Reporting Currency, permits Canadian public companies which are also U.S. Securities Exchange Commission (SEC) registrants the option to prepare their financial statements under U.S. GAAP.

The Company undertook a detailed review of the implications of conversion to U.S. GAAP as compared to IFRS. As a result of this analysis, it has been determined that the Company will adopt U.S. GAAP as its primary basis of financial reporting commencing January 1, 2010 on a retrospective basis.

The reconciliation from Canadian GAAP to U.S. GAAP for the years ended December 31, 2009 and 2008 is detailed in note 19.

5.	Financial instruments:

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The fair values of accounts receivable, accounts payable and accrued liabilities approximate carrying values because of their short-term nature. Accounts receivable are classified as loans and receivables, which are measured at amortized cost. Accounts payable and accrued liabilities and other long-term liabilities are classified as other financial liabilities, which are also measured at amortized cost.

The Company enters into certain non-financial contracts which contain embedded foreign currency derivatives. The fair value of the embedded derivatives is determined by the change in the forward exchange rates between the date of the contract and the reporting date. At December 31, 2009 and 2008, the Company did not have any significant outstanding contracts which contain embedded derivatives.

The Company’s financial instruments are exposed to certain financial risks, including credit risk, liquidity risk and market risk.

(a)	Credit risk:

Credit risk is the risk of financial loss to the Company if a partner or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash and cash equivalents and accounts receivable. The carrying amount of the financial assets represents the maximum credit exposure.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

5.	Financial instruments (continued):

(a)	Credit risk (continued):

The Company limits its exposure to credit risk on cash and cash equivalents by placing these financial instruments with high-credit quality financial institutions and only investing in liquid, investment grade securities.

The Company is subject to a concentration of credit risk related to its accounts receivable as they primarily are amounts owing from two collaborators. At December 31, 2009 and 2008, the outstanding accounts receivable were within normal payment terms and the Company had recorded no allowance for doubtful accounts.

(b)	Liquidity risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows, as well as anticipated investing and financing activities. The majority of the Company’s financial liabilities are due within ninety days. The Company does not have long-term financial liabilities at December 31, 2009 or 2008.

(c)	Market risk:

Market risk is the risk that changes in market prices, such as foreign currency exchange rates and interest rates will affect the Company’s income or the value of the financial instruments held.

(i)	Foreign currency risk:

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to foreign currency risks primarily due to its foreign currency denominated cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, revenue, and operating expenses. The Company manages foreign currency risk by holding cash and cash equivalents in foreign currencies to support foreign currency forecasted cash outflows. The Company has not entered into any forward foreign exchange contracts.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

5.	Financial instruments (continued):

(c)	Market risk (continued):

(i)	Foreign currency risk (continued):

The Company was exposed to the following foreign currency risk at December 31, 2009 and 2008:

Expressed in foreign currencies
2009	GBP	Euro	USD
Cash and cash equivalents	746	282	41,265
Accounts receivable	-	-	1,222
Accounts payable and accrued liabilities	(662)	(708)	(3,509)
Balance sheet exposure	84	(426)	38,978

Expressed in foreign currencies
2008	Euro	USD
Cash and cash equivalents	1,540	9,940
Accounts receivable	-	360
Accounts payable and accrued liabilities	(2,976)	(3,445)
Balance sheet exposure	(1,436)	6,855

The Company was exposed to the following foreign currency risks during the years ended December 31, 2009 and 2008:

Expressed in foreign currencies
2009	GBP	Euro	USD
Net operating income (expenses)	(1,441)	(1,614)	36,381

Expressed in foreign currencies	Euro	USD
2008
Net operating expenses	(10,894)	(16,298)

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

5.	Financial instruments (continued):

(c)	Market risk (continued):

(i)	Foreign currency risk (continued):

The following foreign exchange rates applied for the years ended and as at December 31, 2009 and 2008:

	YTD	December 31,
	Average rate	Reporting date rate
2009
USD to CAD	1.142	1.051
Euro to CAD	1.586	1.505
GBP to CAD	1.780	1.699

	YTD	December 31,
	Average rate	Reporting date rate
2008
USD to CAD	1.066	1.218
Euro to CAD	1.560	1.699

The Company has performed a sensitivity analysis on its foreign currency denominated financial instruments, revenue, and operating expenses. Based on the Company’s foreign currency exposures noted above and assuming that all other variables remain constant, a 10% appreciation of the following currencies against the Canadian dollar would result in the following impact on net loss at December 31, 2009 and 2008.

Source of net loss variability from changes
in foreign exchange rates
2009	GBP	Euro	USD
Financial instruments	14	(64)	4,097
Net operating income (expenses)	(257)	(256)	4,155
Decrease (increase) in net loss	(243)	(320)	8,252

Source of net loss variability from changes
in foreign exchange rates
2008	Euro	USD
Financial instruments	(244)	835
Net operating expenses	(1,700)	(1,739)
Increase in net loss	(1,944)	(904)

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

5.	Financial instruments (continued):

(c)	Market risk (continued):

(i)	Foreign currency risk (continued):

For a 10% depreciation of the above foreign currencies against the Canadian dollar, assuming all other variables remain constant, there would be an equal and opposite impact on net loss.

The following table summarizes the foreign exchange gains and losses relating to financial instruments included in the consolidated statement of operations and comprehensive loss for the years ended December 31, 2009 and 2008:

	2009	2008
Financial assets
Held for trading financial assets	$(5,105)	$9,240
Loans and receivables	(322)	250
Financial liabilities
Held for trading liabilities	-	(525)
Financial liabilities measured at amortized cost	(14)	(806)
Foreign exchange gain (loss)	$(5,441)	$8,159

(ii)	Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial instruments that potentially subject the Company to interest rate risk include cash and cash equivalents. The Company does not have any interest-bearing financial liabilities. Presently, the Company is primarily exposed to interest rate cash flow risk as it mainly holds cash with variable interest rates. A change in market interest rates on the average balance of interest-bearing cash will impact net loss during the period. Based on the average balance of interest-bearing cash during the years ended December 31, 2009 and 2008, an increase or decrease of 25 basis points in interest rates, with all other variables held constant, would not have a significant impact on net loss.

6.	Capital Disclosures:

The Company’s objective in managing capital is to safeguard its ability to continue as a going concern and to sustain future development of the business. The Company includes shareholders’ equity, excluding accumulated other comprehensive income, in its definition of capital. The Company’s objective is met by retaining adequate equity to provide for the possibility that cash

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

6.	Capital Disclosures (continued):

flows from assets will not be sufficient to meet future cash flow requirements. In order to maintain or adjust its capital structure the Company may issue new shares or raise debt. At this time, the Company has not utilized debt facilities as part of its capital management program nor paid dividends to its shareholders. The Board of Directors does not establish quantitative return on capital criteria for management. The Company is not subject to any externally imposed capital requirements and the Company’s overall strategy with respect to capital management remains unchanged from the year ended December 31, 2008.

7.	Cash equivalents:

At December 31, 2009, cash equivalents include approximately $423 (2008 - $422) of term deposits with an average interest rate of 0.13% (2008 - 1.35%).

8.	Property and equipment:

		Accumulated	Net book
2009	Cost	amortization	value

Laboratory equipment	$3,576	$2,875	$701
Computer equipment	1,268	1,123	145
Office equipment	735	580	155
Leasehold improvements	3,282	1,501	1,781

	$8,861	$6,079	$2,782

		Accumulated	Net book
2008	Cost	amortization	value

Laboratory equipment	$3,611	$2,421	$1,190
Computer equipment	1,391	1,156	235
Office equipment	738	498	240
Leasehold improvements	3,282	1,222	2,060

	$9,022	$5,297	$3,725

Amortization expense for the year ended December 31, 2009 amounted to $1,037 (2008 - $1,173).

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

9.	Intangible assets:

		Accumulated	Net book
2009	Cost	amortization	value

Technology licenses	$22,225	$5,913	$16,312

		Accumulated	Net book
2008 (Restated - note 3(a))	Cost	amortization	value

Technology licenses (i)	$22,225	$3,690	$18,535

Total amortization expense for the year ended December 31, 2009 amounted to $2,222 (2008 - $2,586).

(i)
At December 31, 2008, the Company wrote off $686 representing the net book value of technology licenses related to its Artesian projects. The write-down was due to the Company’s expectation that it will not meet its obligation under the stock purchase agreement with the former Artesian shareholders to advance the development of at least one drug candidate by March 31, 2009 (note 14(c)(iii)).

10.	Accounts payable and accrued liabilities:

Accounts payable and accrued liabilities comprise:

	2009	2008

Trade accounts payable	$967	$657
Accrued contract research	4,624	8,316
Employee-related accruals	939	830
Other accrued liabilities	1,477	1,700

	$8,007	$11,503

11.	Deferred leasehold inducement:

Pursuant to a lease agreement, the Company received a cash tenant improvement allowance amounting to $1,030 from the landlord for leasehold improvements during the year ended December 31, 2004. $792 of the tenant improvement allowance (Original Allowance) is being amortized on a straight-line basis over the initial term of the lease. The remaining $238 (the

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

11.	Deferred leasehold inducement (continued):

Repayable Allowance) represents a repayable allowance, collateralized with a letter of credit (note 12), which is being repaid over 10 years with interest at 10% per annum on the declining balance at approximately $38 per annum. The Company is obligated to refund the unpaid portion of the Repayable Allowance upon early termination of the lease.

During the year ended December 31, 2005, the Company signed an amendment to its lease agreement to expand its facilities. Pursuant to this amendment agreement, the Company received an additional cash tenant improvement allowance of $650 for leasehold improvements in the expansion space (Additional Allowance). The Additional Allowance is being amortized on a straight-line basis over the remaining initial term of the lease.

12.	Credit facility:

At December 31, 2009, the Company had available a corporate credit card facility. Cashable certificates totaling $423 (2008 - $422) included in cash and cash equivalents are pledged as collateral for the corporate credit card facility and the Repayable Allowance (note 11).

The Company also has access to a secured, interest-bearing credit facility of up to U.S. $100 million under a collaboration agreement (notes 15(b) and 21). This credit facility can be accessed in amounts of up to U.S.$25 million annually, subject to certain minimums, from January 1, 2010 to December 31, 2013, with each advance to be fully repaid six years after the year of the advance on December 31st. Interest accrues at LIBOR plus 8% per annum and is payable at the end of each calendar quarter.

13.	Share capital:

(a)	Authorized:

The authorized share capital of the Company consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value issuable in series.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

13.	Share capital (continued):

(b)	Issued and outstanding:

Number
Common shares	of shares

Balance, December 31, 2007	63,727,290
Issued for cash upon exercise of options	35,006

Balance, December 31, 2008	63,762,296
Issued for cash upon exercise of options	949,450
Repurchase and cancellation of shares (i)	(6,470,562)
Conversion of preferred shares to common shares (note 13(c))	2,272,727
Balance, December 31, 2009	60,513,911

(i)
On October 18, 2009, the Company cancelled 6,470,562 of its common shares which were purchased for cancellation in connection with its modified “Dutch Auction” tender offer (the Offer) at a purchase price of U.S.$4.25 per share, for an aggregate purchase price of $28,550 (U.S. $27,500). The Company incurred total legal and professional fees of $1,028 relating to the Offer, which were applied against share capital upon completion of the repurchase of shares.

(c)	Issuance and conversion of preferred shares:

On July 25, 2008, the Company closed a non-brokered private placement of 2,272,727 Series A convertible preferred shares at a price of U.S.$11.00 per share for gross proceeds of $25,490 (U.S.$25,000) to CR Intrinsic Investments, LLC. The preferred shares became convertible into common shares of the Company on a one-to-one basis as of October 25, 2008, at the option of CR Intrinsic Investments, LLC. Subject to certain timing restrictions, the preferred shares were convertible into common shares on a one-to-one basis at the option of the Company. In the event of a change of control of the Company, each preferred share would have been automatically converted immediately prior to the closing of the change of control event. No coupon or interest was payable on this series of preferred shares. In connection with the private placement, the Company incurred total legal and professional fees of $309 relating to this transaction.

On October 23, 2008, in connection with the private placement, the Company filed a Canadian prospectus and related U.S. registration statement (the “registration statement”) to register the shares issuable upon conversion of the Series A preferred shares.  The registration statement became effective November 6, 2008. If the effectiveness of the registration statement was not maintained, the Company was subject to a registration payment arrangement under which it was required to pay an amount equal to 1.5% of the purchase price of the preferred shares on the thirtieth day following the failure to maintain the effectiveness requirement and for each thirtieth day thereafter until the earlier of reobtaining

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

13.	Share capital (continued):

(c)	Issuance and conversion of preferred shares (continued):

effectiveness or July 25, 2009.  The maximum amount that the Company could be required to pay if it failed to maintain an effective registration statement was U.S.$2,500.  The Company no longer has an obligation to maintain the registration statement, nor was the Company required to make a payment related to the registration statement.

On October 6, 2009, the 2,272,727 Series A preferred shares were converted into common shares of the Company on a one-to-one basis at the option of CR Intrinsic Investments, LLC. No Series A preferred shares remain outstanding at December 31, 2009.

(d)	Stock options:

The Company’s 2001 amended stock option plan (2001 Amended Plan) provides for the granting of options to executive officers and directors, employees, and consultants of the Company. The 2001 Amended Plan, as approved by the shareholders, permits the maximum aggregate number of common shares issuable to be 7,000,000 common shares. The shares available for issuance generally vest over periods of up to four years with a maximum term of five years. The 2001 Amended plan restricts the maximum number of stock options issuable to insiders to 10% of the issued and outstanding common shares of the Company.

At December 31, 2009, the Company had 6,339,031 stock options outstanding, of which 3,771,633 are exercisable, at a weighted average exercise price of $7.45 per common share and expiring at various dates from January 31, 2010 to December 30, 2014.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

13.	Share capital (continued):

(d)	Stock options (continued):

Details of the stock option transactions for the years ended December 31, 2009 and 2008 are summarized as follows:

	Number of	Weighted
	stock	average
	options	exercise
	outstanding	price ($)

Balance, December 31, 2007	5,039,849	8.41
Options granted	33,000	8.30
Options exercised	(35,000)	3.46
Options forfeited	(204,286)	11.77
Options expired	(5,001)	12.80

Balance, December 31, 2008	4,828,562	8.30
Options granted	2,972,804	4.66
Options exercised	(949,450)	3.32
Options forfeited	(190,135)	9.57
Options expired	(322,750)	5.41

Balance, December 31, 2009	6,339,031	7.45

At December 31, 2009, stock options to executive officers and directors, employees and consultants were outstanding as follows:

	Options outstanding			Options exercisable
		Weighted
	Number of	average	Weighted	Number of	Weighted
	common	remaining	average	common	average
Range of	shares	contractual	exercise	shares	exercise
exercise prices	issuable	life (years)	price($)	issuable	price ($)

$4.15 to $5.54	2,952,588	3.97	4.67	784,484	4.68
$6.29 to $8.95	1,529,853	1.07	7.87	1,512,603	7.86
$8.98 to $11.15	946,292	2.88	10.14	697,196	10.17
$11.26 to $14.50	910,298	2.95	12.98	777,350	13.03

	6,339,031	2.96	7.45	3,771,633	8.69

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

13.	Share capital (continued):

(d)	Stock options (continued):

A summary of the Company’s non-vested stock option activity and related information for the year ended December 31, 2009 is as follows:

	Number	Weighted average
	of	grant-date fair value
Non-vested options	options	$

Non-vested at December 31, 2008	1,038,022	6.70
Granted	2,972,804	2.23
Vested	(1,345,412)	4.10
Forfeited	(98,016)	4.65
Non-vested at December 31, 2009	2,567,398	2.96

As of December 31, 2009, there was $4,310 of total unrecognized compensation cost related to non-vested stock options. That cost is expected to be recognized over a weighted average period of 1.7 years.

The aggregate intrinsic value of stock options outstanding at December 31, 2009 was $27.

The aggregate intrinsic value of the vested and exercisable stock options at December 31, 2009 was $7.

The aggregate intrinsic value of stock options exercised during the year ended December 31, 2009 was $904 (2008 - $203)

The aggregate fair value of vested options during the year ended December 31, 2009 was $5,523 (2008 - $4,573).

The weighted average remaining contractual life of vested and exercisable stock options at December 31, 2009 was 2.3 years.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

13.	Share capital (continued):

(e)	Stock-based compensation:

The estimated fair value of options granted from December 1, 2002 to officers, directors, employees and consultants is amortized over the vesting period. Compensation expense is recorded in research and development expenses and general and administration expenses as follows:

	2009	2008

Research and development	$1,269	$1,142
General and administration	2,556	1,916

Total	$3,825	$3,058

The weighted average fair value of stock options granted during the years ended December 31, 2009 and December 31, 2008 was $2.23 and $3.61 per option respectively. The estimated fair value of the stock options granted was determined using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2009	2008

Dividend yield	0%	0%
Expected volatility	64.0%	47.2%
Risk-free interest rate	2.1%	3.4%
Expected average life of the options	3.7 years	4.5 years

There is no dividend yield as the Company has not paid, and does not plan to pay, dividends on its common shares. The expected volatility is based on the historical share price volatility of the Company’s daily share closing prices over a period equal to the expected life of each option grant. The risk-free interest rate is based on yields from Canadian government bond yields with a term equal to the expected term of the options being valued. The expected life of options represents the period of time that the options are expected to be outstanding based on the contractual term of the options and on historical data of option holder exercise and post-vesting employment termination behaviour.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

14.	Commitments:

(a)	Operating leases:

The Company has entered into a lease agreement for office and laboratory space for a term of 10 years expiring through March 2014, with an option to extend for three additional two-year periods (the Original Lease Agreement). The Company signed amendments to this agreement for additional office and laboratory space, effective as of May 1, 2005, June 15, 2007, and April 15, 2008.  The lease of the additional spaces expires through the same date and carries the same extension options as in the Original Lease Agreement.

Future minimum annual lease payments under the leases are as follows:

2010	$1,452
2011	1,443
2012	1,483
2013	1,491
2014	311

$6,180

Rent expense, net of sublease income of $233, for the year ended December 31, 2009 amounted to $1,543 (2008 - $1,372).

(b)	Clinical research and other agreements:

The Company has entered into various clinical research and development and other agreements requiring it to fund expenditures of approximately $954 over the next two years.

(c)	License agreements:

(i)
Pursuant to a license agreement, the Company is responsible for payment of royalties based on a percentage of revenue, subject to certain minimum annual royalties, of the licensed technology. As at December 31, 2009, no royalties were payable. The license agreement may be terminated by the licensor if the licensor deems that insufficient development efforts are being taken. Unless otherwise terminated, the agreement expires on the expiry date of the last issued patent relating to certain technology.

(ii)
Pursuant to a license and option agreement, the Company is responsible for milestone payments of up to U.S.$3 million based on the successful completion of the first Phase II clinical trial and the U.S. Food and Drug Administration’s (the FDA’s) approval of the first new drug application related to this license and option agreement, and the FDA’s approval for marketing and commercialization of the product in a cardiovascular indication. The Company is also responsible for milestone payments of up to U.S.$6 million based on FDA approval for marketing and commercialization of the product in a

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

14.	Commitments (continued):

(c)	License agreements (continued):

hyperuricemic (gout) indication of the product and achievement of certain net sales of the product. The Company also has an obligation to pay royalties based on future net sales. The Company is no longer developing this technology. At December 31, 2009, no amounts were payable. Unless otherwise terminated, the license agreement will terminate upon the expiration of the licensor’s obligation to pay royalties under its original license agreement with a third party.

(iii)
Under the terms of the October 21, 2005 acquisition of Artesian Therapeutics, Inc (Artesian), except for the nominal initial payment of U.S.$1, payments to Artesian shareholders are contingent upon the achievement of certain pre-defined clinical milestones. The milestone payments will equal, in the aggregate, U.S.$32 million for each of the first two drug candidates from the Artesian programs that reach New Drug Application (NDA) approval.  The first such milestone payment is due upon initiation of the clinical development of an Artesian drug candidate. Any milestone payments that become due will be recorded as additional consideration and allocated to the licensed technology. The Company has the option to settle the milestone payments in the form of cash, special warrants or a combination of cash and special warrants. The special warrants will be exercisable into the number of common shares of the Company based on the market price of the common shares of the Company as of the date of the achievement of the milestone event. The Company initially had an obligation to advance the development of at least one drug candidate by October 21, 2007 and subsequently continue its development.  On October 19, 2007, the Company amended its Stock Purchase Agreement with Artesian Therapeutics Inc. to extend this period to March 31, 2009. Otherwise, the Company would be required to transfer ownership to or license the acquired intellectual property to the former shareholders of Artesian. The Company did not meet this obligation and therefore the former shareholders of Artesian have the right to reclaim the license.

(iv)
On April 30, 2007, the Company signed an exclusive in-licensing agreement granting the Company exclusive worldwide rights for all indications for a clinical-stage drug candidate.  Under the terms of the agreement, the Company paid an initial upfront payment of U.S.$20 million.  Additional payments not to exceed U.S.$40 million are contingent upon the achievement of certain pre-defined late-stage clinical milestones.  Pursuant to the development and license agreement, the Company is responsible for payment of royalties based on a percentage of revenue if the drug candidate is ultimately commercialized.  At December 31, 2009, no milestone payments have been paid or are payable.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

14.	Commitments (continued):

(c)	License agreements (continued):

(v)
Pursuant to an exclusive licensing agreement, the Company is responsible for milestone payments of up to U.S.$7.3 million based on certain pre-defined clinical and regulatory approval milestones. The Company also has an obligation to pay royalties based on future net product income. As at December 31, 2009 no milestone payments have been paid or are payable.

15.	Collaborative agreements:

(a)	Astellas US LLC:

On October 16, 2003, the Company entered into a collaboration and license agreement with Astellas US LLC (Astellas), formerly Astellas Healthcare, Inc., for the co-development and commercialization of vernakalant as an intravenous formulation for the treatment of atrial fibrillation and atrial flutter. Pursuant to this agreement, effective October 28, 2003, the Company granted Astellas an exclusive license to vernakalant and its related technology to develop, make and sell intravenous drugs in Canada, the United States, and Mexico (collectively, North America), including a right to sublicense to third parties. The Company retained the rights to the intravenous formulation of vernakalant for markets outside North America and worldwide rights to the oral formulation of vernakalant for chronic atrial fibrillation.  These rights have been granted to Merck & Co., Inc (Merck) under a collaboration and license agreement (note 15(b)). Under the terms of the agreement, the Company received an upfront payment of $13 million (U.S.$10 million) and will be entitled to milestone payments of up to $71 million (U.S.$54 million) based on achievement of specified development and commercialization milestones, as well as royalties based on future net sales and sublicense revenue. Astellas has also agreed to make further milestone payments with respect to any subsequent drugs developed under the agreement.

Under the terms of the agreement, Astellas is responsible for 75% and the Company is responsible for 25% of eligible costs associated with the development of intravenous formulation of vernakalant. Astellas is also responsible for 100% of the marketing costs for the intravenous application of vernakalant in North America.

This agreement can be terminated entirely, or on a country by country basis, by either party if certain development or commercialization milestones are not met. Unless the agreement is otherwise terminated, the royalty payment period for each country will expire on the later of the expiration of the last valid claim of the patent rights or the date upon which sales by other parties exceed a certain percentage of the market in the country for a certain period of time.

On July 10, 2006, the Company announced amendments to its collaboration and license agreement with Astellas, related to the planned re-submission of the NDA for vernakalant (iv), an investigational new drug for acute conversion of atrial fibrillation.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

15.	Collaborative agreements (continued):

(a)	Astellas US LLC (continued):

Under terms of the amended agreement, Astellas agreed to fund 100% of the costs associated with re-submission of the NDA, including engagement of any external consultants.  Astellas agreed to modify the timing of the U.S.$10 million NDA milestone, which was paid on the date of re-submission.  Prior to this amendment, the milestone was conditional on acceptance of the NDA for review.

The initial upfront payment was recorded as licensing revenue on a straight-line basis over the estimated development period.  Upon submission of the amended NDA in December 2006, the milestone payment of $11,654 (U.S.$10,000) was recognized as licensing fees.

During the year ended December 31, 2009, the Company charged Astellas $411 (U.S.$353) (2008 - $917 (U.S.$841)) for project management and $160 (U.S.$137) (2008 - $463 (U.S.$427)) for research and development cost recoveries, which were included in research collaborative fees.

(b)	Merck & Co., Inc.:

On April 8, 2009, the Company entered into a collaboration and license agreement with Merck for the development and commercialization of vernakalant.  Pursuant to this agreement, effective May 19, 2009, the Company has granted Merck exclusive global rights to the oral formulation of vernakalant (vernakalant (oral)), and has granted a Merck affiliate, Merck Sharp & Dohme (Switzerland) GmbH, exclusive rights outside of the United States, Canada and Mexico to the intravenous formulation of vernakalant (vernakalant (iv)). The Company’s agreement with Astellas for vernakalant (iv) in the United States, Canada and Mexico is unaffected by this agreement.

Under the terms of the agreement, the Company received an upfront payment of $66.9 million (U.S.$60 million) and will be entitled to milestone payments of up to U.S.$200 million based on achievement of certain development and approval milestones associated with vernakalant products, and up to U.S.$100 million for milestones associated with approvals in  subsequent indications of both the intravenous and oral formulations. In addition, the Company will receive tiered royalty payments on sales of any approved products and have the potential to receive milestone payments of up to U.S.$340 million based on achievement of significant sales thresholds. Merck has also granted the Company a secured, interest-bearing credit facility of up to U.S.$100 million that can be accessed in tranches over several years commencing in 2010 (notes 12 and 21). The Company has also retained an option to co-promote vernakalant (oral) with Merck through a hospital-based sales force in the United States.  Merck will be responsible for all future costs associated with the development, manufacturing and commercialization of these candidates. Merck may also request the Company to perform additional development work for which the Company will receive additional payments.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

15.	Collaborative agreements (continued):

(b)	Merck & Co., Inc. (continued):

In July 2009, the Company achieved the milestone of $16.2 million (U.S.$15 million) relating to the submission for regulatory approval in Europe of vernakalant (iv). As of December 31 2009, the Company shipped $7.6 million (U.S.$7.0 million) of clinical supplies to Merck under the agreement.

The collaboration and license agreement with Merck is a revenue arrangement with multiple deliverables recognized as a single unit of accounting. The initial upfront payment, milestone payment received and proceeds from shipment of clinical supplies were deferred and are recognized as licensing and other revenue on a straight-line basis over the period of ongoing involvement of the Company with Merck. To the extent that the Company is entitled to future upfront, milestone or other lump-sum payments from Merck during the period of ongoing involvement, the payments will be deferred and amortized on a straight-line basis over the remaining period of ongoing involvement of the Company. During this period, the Company will recognize revenue prospectively from the time milestones payments are achieved, services are performed or delivery criteria are met until the end of the amortization period.

During the year ended December 31, 2009, the Company deferred project management fees and research development  cost recoveries charged to Merck and recognized  $94 (U.S.$85) and $226 (U.S.$201) respectively, which were included in research collaborative fees.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

16.	Income taxes:

At December 31, 2009, the Company has investment tax credits of $15,630 (2008 - $12,826) available to reduce future income taxes otherwise payable. The Company also has loss carryforwards of $164,930 (2008 - $218,888) available to offset future taxable income in Canada ($105,818), the United States ($46,650), Switzerland ($12,400), and United Kingdom ($62).

The investment tax credits and non-capital losses for income tax purposes expire as follows:

	Investment	Non-capital
	tax credits	losses

2013	$188	$-
2014	267	-
2015	326	7,696
2016	1,420	4,704
2017	968	-
2018	167	-
2019	762	-
2021	-	3,646
2022	-	7,349
2023	1,025	11,212
2024	1,894	12,833
2025	1,980	8,813
2026	2,664	61,967
2027	1,964	41,669
2028	334	4,569
2029	1,671	410
Thereafter	-	62
	$15,630	$164,930

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

16.	Income taxes (continued):

Significant components of the Company’s future tax assets and liabilities are shown below:

	2009	2008

Future tax assets:
Tax loss carryforwards	$43,300	$64,229
Research and development deductions and credits	12,914	12,600
Tax values of depreciable assets in excess of accounting values	9,569	9,106
Share issue costs	972	1,881
Deferred revenue	10,780	268

Total future tax assets	77,535	88,084

Valuation allowance	(77,535)	(88,084)

Total future tax assets	-	-

Future tax liabilities	-	-

Net tax asset	$-	$-

The reconciliation of income tax computed at statutory tax rates to income tax expense (recovery), using a 30% (2008 - 31%) statutory tax rate, is:

	2009	2008

Tax recovery at statutory income tax rates	$(383)	$(18,761)
Change in valuation allowance	(10,549)	21,021
Permanent differences and other	3,437	(6,161)
Tax rate differences	7,495	3,901
Future income tax recovery	$-	$-

The Company is subject to assessments by various taxation authorities which may interpret tax legislations and tax filing positions differently from the Company.  The Company provides for such differences when it is likely that a taxation authority will not sustain the Company’s filing position and the amount of the tax exposure can be reasonably estimated.  As at December 31, 2009 and 2008, no provisions have been made in the financial statements for any estimated tax liability.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

17.	Related party transactions:

The Company has incurred expenses for services provided by a law firm in which an officer is a partner. The amounts charged are recorded at their exchange amounts and are subject to normal trade terms. For the year ended December 31, 2009, the Company has incurred legal fees of $1,192 (2008 - $1,506) for services provided by the law firm relating to general corporate matters, review of partnership opportunities, and the Company’s modified “Dutch Auction” tender offer (note 13(b)(i)). Of the total amount of legal fees incurred during the year ended December 31, 2008, $277 was in connection with the preferred share financing completed July 25, 2008. Included in accounts payable and accrued liabilities at December 31, 2009 is an amount of $170 (2008 - $150) owing to the legal firm.

18.	Contingencies:

(a)
The Company may, from time to time, be subject to claims and legal proceedings brought against it in the normal course of business. Such matters are subject to many uncertainties. Management believes that adequate provisions have been made in the accounts where required and the ultimate resolution of such contingencies will not have a material adverse effect on the consolidated financial position of the Company.

(b)
The Company entered into indemnification agreements with all officers and directors. The maximum potential amount of future payments required under these indemnification agreements is unlimited. However, the Company maintains appropriate liability insurance that limits the exposure and enables the Company to recover any future amounts paid, less any deductible amounts pursuant to the terms of the respective policies, the amounts of which are not considered material.

(c)
The Company has entered into license and research agreements with third parties that include indemnification provisions that are customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party claims or damages arising from these transactions. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions is unlimited. These indemnification provisions may survive termination of the underlying agreement. The nature of the indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay. Historically, the Company has not made any indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

19.	Reconciliation of Generally Accepted Accounting Principles:

The Company prepares its consolidated financial statements in accordance with Canadian GAAP, which, as applied in these consolidated financial statements, conform in all material respects to U.S. GAAP, except as summarized below:

(a)	Patents

Under Canadian GAAP, patent costs related to internally generated assets developed from research activities are expensed as incurred.  Under U.S. GAAP these costs are capitalized and amortized on a straight line basis over the estimated useful life of the patent.

The estimated aggregate amortization expense for each of the five succeeding years under U.S. GAAP is expected as follows:

2010	$307
2011	301
2012	279
2013	259
2014	223

$1,369

(b)	In-process research and development:

Under U.S. GAAP, the Company’s acquired license for a clinical-stage drug candidate would be classified as in-process research and development and written off immediately as it has no alternative use.  Under Canadian GAAP, in-process research and development is amortized over its estimated useful life.

(c)	Preferred shares:

Under U.S. GAAP, the Series A convertible preferred shares contain an embedded beneficial conversion feature of $455 in favor of CR Intrinsic Investments, LLC (the holder). The beneficial conversion feature represents the difference between the conversion price and the fair value of the Company’s common stock on the commitment date, which was also the issuance date.  Under U.S. GAAP, the beneficial conversion feature was measured at its intrinsic value at the date of issuance of the shares and was recognized as a return to the preferred shareholders through a charge to deficit, over the period from the date of issuance to October 25, 2008, which was the earliest date when the conversion became exercisable by the holder. The beneficial conversion feature of $455 was fully amortized in 2008. On October 6, 2009, the Series A preferred shares were converted into common shares of the Company on a one-to-one basis.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

19.	Reconciliation of Generally Accepted Accounting Principles (continued):

(d)	Stock-based compensation:

The amount of stock-based compensation expense for U.S. GAAP purposes differs from the amount for Canadian GAAP purposes, representing the impact of estimated employee award forfeitures.

Under U.S. GAAP, the Company estimates forfeitures for unvested options as a percentage of stock-basedcompensation and, if necessary, the estimate is revised if actual forfeitures differ. For the year ended December 31, 2009, the Company applied an estimated percentage of 12.2% which management considered to be a reasonable estimate of actual forfeitures.

(e)	Basic and diluted earnings (loss) per share:

Basic earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the year.

Diluted earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the year, adjusted to include the number of incremental common shares that would have been outstanding if all dilutive potential common shares had been issued. The incremental common shares related to stock options are calculated using the treasury stock method, whereby the potential proceeds from the exercise of dilutive stock options are used to purchase the Company’s common shares at the average market price during the period.

The number of potentially dilutive common shares excluded from the earnings (loss) per share calculation due to their anti-dilutive effect was 6,734,781 for the year ended December 31, 2009, of which 6,339,031 stock options remained outstanding at December 31, 2009. As the Company incurred a loss for the year ended December 31, 2008, all stock options were anti-dilutive and were excluded from the weighted average shares outstanding for that year.

Reconciliations of the earnings (loss) and weighted average number of common shares used in the calculations are set below:

	2009	2008
Income (loss) available to common shareholders	$669	$(57,322)
Weighted average common shares for basic earnings (loss) per share	63,259,871	63,749,262
Dilutive effect of options	195,529
Dilutive effect of convertible preferred shares	1,737,235	-
Diluted weighted average common shares for diluted earnings (loss) per share	65,192,635	63,749,262
Basic earnings (loss) per share	$0.01	$(0.90)
Diluted earnings (loss) per share	$0.01	$(0.90)

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

19.	Reconciliation of Generally Accepted Accounting Principles (continued):

(f)	Reconciliation of net income (loss) and comprehensive income (loss):

The application of U.S. GAAP would have the following effects on the net loss and comprehensive income (loss) as reported:

	2009	2008
	$	$

Net loss for the year, Canadian GAAP (As Adjusted)	(1,276)	(60,362)
Patents (note 19(a))	(65)	(158)
In-process research and development (note 19(b))	2,223	3,218
Stock-based compensation (note 19(d))	(213)	(20)

Net income (loss) for the year, U.S. GAAP	669	(57,322)
Other comprehensive income, Canadian and U.S. GAAP	-	10

Comprehensive income (loss) for the year, U.S. GAAP	669	(57,312)

Weighted average number of common shares outstanding - basic, U.S. GAAP	63,259,871	63,749,262

Weighted average number of common shares outstanding - diluted, U.S. GAAP	65,192,635	63,749,262

Basic and diluted earnings (loss) per common share, U.S. GAAP (note 19(e))	0.01	(0.90)

(g)	Reconciliation of significant balance sheet items:

The application of U.S. GAAP would have the following effects on the balance sheet as reported:

Intangible assets:

	2009	2008
	$	$
Intangible assets, Canadian GAAP	16,312	18,535
Adjustment for:
Patents (note 19(a))	1,751	1,816
In-process research and development (note 19(b))	(16,312)	(18,535)
Intangible assets, U.S. GAAP	1,751	1,816

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

19.	Reconciliation of Generally Accepted Accounting Principles (continued):

(g)	Reconciliation of significant balance sheet items (continued):

Consolidated shareholders’ equity:

(i)	Common Shares:

	2009	2008
	$	$
Common Shares, Canadian GAAP	322,329	327,986
Adjustments for:
Preferred shares:
Beneficial conversion feature (note 19(c))	455	-
Common Shares, U.S. GAAP	322,784	327,986

(ii)	Additional paid-in capital:

	2009	2008
	$	$
Contributed Surplus, Canadian GAAP	33,192	24,955
Adjustments for:
Stock-based compensation:
Under Canadian GAAP	(21,523)	(17,698)
Under U.S. GAAP (note 19(d))	21,619	17,581
Preferred shares:
Beneficial conversion feature (note 19(c))	-	455
Additional paid-in capital, U.S. GAAP	33,288	25,293

(iii)	Deficit:

	2009	2008
	$	$
Deficit, Canadian GAAP	(330,679)	(329,403)
Adjustments for:
Stock-based compensation:
Under Canadian GAAP	21,540	17,715
Under U.S. GAAP (note 19(d))	(21,636)	(17,598)
Patents (note 19(a))	1,751	1,816
In-process research and development (note 19(b))	(16,312)	(18,535)
Preferred shares:
Amortization of beneficial conversion feature (note 19(c))	(455)	(455)
Deficit, U.S. GAAP	(345,791)	(346,460)

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

19.	Reconciliation of Generally Accepted Accounting Principles (continued):

(h)	Other disclosures required by U.S. GAAP:

Accounting for tax
The amount of liability for unrecognized tax benefits under U.S. GAAP as of December 31, 2009 is nil.

The Company recognizes interest and penalties related to income taxes in interest and other income. To date, the Company has not incurred any significant interest and penalties.

The Company is subject to taxes in Canada, the United States, United Kingdom and Switzerland.  The tax years which remain subject to examination as of December 31, 2009 for Canada and Switzerland include 2003 to present, and 2008 to present, respectively.

Fair value measurements

The Financial Accounting Standards Board (FASB) establishes a framework for measuring fair value and the related disclosures about fair value measurements.  Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. FASB provides guidance on how to measure fair value by providing a three-level fair value hierarchy used to classify the source of the information. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs.

The three levels of inputs used to measure fair value are as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 - Directly or indirectly observable market based inputs used in models or other valuation methodologies.

Level 3 - Unobservable inputs that are not corroborated by market data which require significant management judgment.

Fair value measurements and disclosures are effective for fiscal years beginning on or after November 15, 2007. For all nonfinancial assets and liabilities, fair value measurements and disclosures were delayed until January 1, 2009, except those that were recognized or disclosed at fair value in the financial statements on a recurring basis.

Effective January 1, 2009, the Company adopted fair value measurements and disclosures for nonfinancial assets and liabilities. This did not have a significant impact on the Company’s consolidated financial statements.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

19.	Reconciliation of Generally Accepted Accounting Principles (continued):

(h)	Other disclosures required by U.S. GAAP (continued):

Accounting for Collaborative Arrangements

FASB requires participants in a collaborative arrangement to present the results of activities for which they act as the principal on a gross basis and to report any payments received from (made to) other collaborators based on other applicable GAAP or, in the absence of other applicable GAAP, based on analogy to authoritative or a reasonable, rational, and consistently applied accounting policy election. Significant disclosures of the collaborative agreements are also required. The requirements for accounting for collaborative arrangements are effective for annual periods beginning after December 15, 2008 and are to be applied retrospectively for collaborative arrangements existing at December 15, 2008 as a change of accounting principle. The adoption of these requirements did not have an impact on the Company’s consolidated financial statements.

Disclosures about Derivative Instruments and Hedging Activities

For fiscal years and interim periods beginning after November 15, 2008, the disclosure requirements for derivative instruments and hedging activities were enhanced to provide disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under U.S. GAAP, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. These enhancements did not have an impact on the Company’s consolidated financial statements as there were no derivative instruments or hedged items at December 31, 2009.

Credit Accounting for Defensive Intangible Assets

On January 1, 2009, the Company adopted FASB guidance on how to account for acquired intangible assets in situations in which an entity does not intend to actively use the asset but intends to hold (lock up) the asset to prevent others from obtaining access to the asset (a defensive intangible asset), except for intangible assets that are used in research and development activities. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

Subsequent Events

FASB provides general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued for fiscal years and interim periods ending after June 15, 2009.  These standards did not have an impact on the Company’s consolidated financial statements.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

19.	Reconciliation of Generally Accepted Accounting Principles (continued):

(h)	Other disclosures required by U.S. GAAP (continued):

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

On April 1, 2009, the Company adopted additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. The Company also adopted guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

Interim Disclosures about Fair Value of Financial Instruments

FASB requires disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements and requires those disclosures in summarized financial information at interim reporting periods. This did not have an impact on the Company’s consolidated financial statements.

The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles

The FASB Accounting Standards CodificationTM (Codification) is the source of authoritative U.S. GAAP to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all then-existing non-SEC accounting and reporting standards for interim and annual periods ending after September 15, 2009. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. The Codification did not affect the Company’s consolidated financial statements as the Codification did not change U.S. GAAP.

Multiple-Deliverable Revenue Arrangements

In October 2009, FASB provided amendments to the criteria for separating consideration in multiple-deliverable arrangements, established a selling price hierarchy for determining the selling price of a deliverable, and eliminated the residual method of allocation of consideration by requiring that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. FASB also requires expanded disclosures related to multiple-deliverable revenue arrangements, including information about the significant judgments made and changes to those judgments, as well as how the application of the relative selling-price method affects the timing and amount of revenue recognition. These amendments will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company does not expect the adoption of the amendments to have a material impact on its consolidated financial statements.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except share and per share amounts and where indicated otherwise)

As at and for the years ended December 31, 2009 and 2008

20.	Segmented information:

The Company operates primarily in one business segment with substantially all of its consolidated assets located in Canada, except for licensed technology with a net book value of $16,247 (2008 - $18,461) located in Switzerland, and operations located in Canada, the United States, Switzerland and the United Kingdom. During the year ended December 31, 2009, 100% of total revenue was derived from two collaborators in the United States (2008 - 100% derived from one collaborator in the United States).

21.	Subsequent event:

On February 16, 2010, the Company announced that Merck has advanced to the Company $26,328 (U.S.$25,000) under a secured, interest-bearing credit facility of up to U.S. $100 million (notes 12 and 15(b)). The Company may, at its option, repay all or a portion of the advance from time to time without premium or penalty. This advance must be repaid in full by December 31, 2016.